CONVERTIBLE LOAN AGREEMENT

CONVERTIBLE LOAN AGREEMENT made this 6th day of February, 2009 (“Agreement”) between Gary Guseinov, an individual whose address is *** (“Borrower”), and Thomas R. Kennedy, an individual whose address is *** (“Lender”).  Unless otherwise indicated herein, all dollar amounts referred to in this Agreement, including the symbol $, refer to United States currency.

WHEREAS: The Borrower has requested that the Lender provide a loan in the amount of $250,000.

WHEREAS: The Lender is willing to furnish such loan only upon the terms and conditions contained herein.

NOW THEREFORE: In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

SECTION 1. DEFINITIONS:  As used in this Agreement, the following terms shall have the following meanings:

1.1   “Collateral” shall mean 450,000 shares of common stock of CyberDefender Corporation, a California corporation (OTCBB:  CYDE), held in the name of Gary Guseinov and evidenced by the Certificate (as hereinafter defined).  The common stock shall not be registered under the Securities Act of 1933, as amended (the “Act”) and, as such, any disposition of the common stock must be done in accordance with Rule 144 promulgated under the Act.

1.2   “Default” shall mean any event specified in Section 7.1 hereof.

1.3   “Event of Default” shall mean any event specified in Section 7.1 hereof.

1.4   “Escrow Agent” shall mean Continental Stock Transfer & Trust.

1.5   “Escrow Agreement” shall mean the escrow agreement, in the form of Exhibit B attached hereto, executed on the Closing Date by the Escrow Agent, the Borrower and the Lender pursuant to this Agreement.

1.6   “Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

1.7   “Loan” shall mean the amount of monies borrowed by Borrower from Lender under Section 2.1 hereof.

1.8   “Loan Documents” shall mean, collectively, this Agreement, the Note and the Escrow Agreement.

1.9   “Maturity Date” is the maturity date of the Loan, which is the earlier of (a) the date payment of the Obligation is accelerated pursuant to an Event of Default, and (b) February 6, 2010.

1.10  “Note” shall mean the non-recourse promissory note described in Section 2.1 hereof and attached hereto as Exhibit A or any non-recourse promissory note issued in exchange therefor.

1.11  “Obligation” shall mean all outstanding indebtedness of the Borrower to the Lender under this Agreement, including accrued and unpaid interest.

1.12  “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentally or political subdivision thereof).

SECTION 2. LOAN TRANSACTION

2.1   Loan.  In accordance with the terms and conditions of this Agreement, the Lender agrees to loan to the Borrower the sum of $250,000 on the Closing Date after the Escrow Agent’s confirmation of receipt of the Collateral. The Loan shall be evidenced by the Note, which shall have a term commencing on the date hereof and terminating on the Maturity Date. The Maturity Date may be extended by mutual agreement of the Lender and the Borrower on the same terms and conditions as set forth herein or on such other terms and conditions as the Lender and the Borrower may mutually agree.  The Loan is without any recourse whatsoever to the Borrower.  The Collateral shall be the sole and complete security for the Loan and, upon an Event of Default, unless the Lender and the Borrower agree in writing otherwise, the Lender shall accept the Collateral as full and complete payment of the Note.

2.2   Interest.

(a)	The Borrower shall pay to the Lender interest on the unpaid principal amount of the Loan, for the period commencing on the date hereof until the Loan is paid in full, at a rate per annum equal to 10%.

(b)
Interest on the Loan shall be computed on the basis of a 360-day year and shall be due and payable monthly, in arrears, commencing on March 6, 2009 for the preceding month, and shall be all due and payable on the Maturity Date.

2.3   Principal Payment.  Principal payment of the Note shall be due and payable in full on the Maturity Date.

2.4   Application of Recurring Payments.  Funds received from or on behalf of the Borrower pursuant to the terms and provisions of this Agreement and the Note shall be applied first to the payment of accrued or unpaid interest on the Note, then applied against the principal balance.

2.5   Prepayment.  The Loan may be prepaid at any time at 105% of the Loan amount outstanding at the time of prepayment, except as to any Converted Amount for which the Borrower has received a conversion notice pursuant to Section 6 hereof.  Notwithstanding the foregoing, if the Lender revokes a conversion notice in accordance with Section 6, the Borrower may thereafter prepay in cash  105% of the Converted Amount set forth in the revoked conversion notice.

2.6   Closing.  The closing of the Loan transaction contemplated hereby (the “Closing”) shall occur on the date when this Agreement, the Note and the Escrow Agreement are fully executed and the Collateral has been delivered to the Escrow Agent (the “Closing Date”).

2.7   Delivery of Collateral.  The Borrower will deliver the Collateral to the Escrow Agent prior to the Closing.  The Collateral shall be represented by a stock certificate in the name of Gary Guseinov (the “Certificate”).  The Escrow Agent will hold the Certificate in accordance with this Agreement and the Escrow Agreement.

SECTION 3. PLEDGE OF COLLATERAL

The Borrower hereby pledges to the Lender and grants to the Lender a security interest in all right, title and interest in and to the Collateral and all cash and securities representing a dividend or distribution with respect to the Collateral, including, without limitation, in connection with a stock split, and any rights issued with respect to the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BORROWER

The Borrower represents and warrants to the Lender that:

4.1   No Liens or Restrictions.  The Borrower is the direct legal and beneficial owner of record of the Collateral as of the date of this Agreement. The Collateral is free and clear of any Lien.

4.2   Consents.  This Loan Agreement and the Loan Documents executed by Borrower constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms. The Borrower represents and warrants that no consent of any other party and no consent, license, approval, or authorization of any governmental authority is required in connection with the execution, delivery and performance of this Agreement and the Loan Documents herewith.

4.3   No Conflicts.  The execution and delivery of this Agreement and other Loan Documents executed by the Borrower do not conflict with or result in the breach of any agreement, mortgage or other instrument under which the Borrower or any of the Collateral is subject. The execution and delivery of this Agreement and other Loan Documents executed by the Borrower does not cause a violation or conflict of any law, rule, or regulation of any governmental agency with jurisdictional authority applicable to him or the Collateral.

SECTION 5. VOTING RIGHTS; DIVIDENDS, ETC.

5.1   So long as no Event of Default has occurred, the Borrower shall be entitled to exercise any and all voting rights and powers relating or pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

5.2   Any and all stock dividends, liquidating dividends, distribution of property, redemption or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer of the Collateral or received in exchange for the Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which the Borrower may be a party or otherwise, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any Collateral (either at maturity, upon call for redemption or otherwise), shall become part of the Collateral and, if received by the Borrower, shall be held in trust for the benefit of the Lender and shall forthwith be delivered to the Escrow Agent to be held subject to the terms of the Escrow Agreement.

5.3   Upon the occurrence of an Event of Default, at the option of the Lender (subject to applicable law), all rights of the Borrower to exercise the voting rights and powers which the Borrower is entitled to exercise pursuant to Subsection 5.1 shall cease, and all such rights shall thereupon become vested in the Lender, and the Lender shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers.

SECTION 6. CONVERSION OF LOAN.

At any time and from time to time following the Closing Date until the Borrower repays the Obligation in full, the Lender shall have the right to convert all or any part of the Obligation into shares of the Collateral.  The Obligation shall be convertible into shares of the Collateral at a price equal to the greater of $0.55556 per share or the average volume weighted average price of CyberDefender Corporation’s common stock as reported by Bloomberg, LP for the 10 trading days preceding the Closing Date (the “Conversion Price”).  The Lender shall deliver a conversion notice to the Borrower as and when the Lender elects to convert the Obligation, setting forth the dollar amount of the Obligation being converted (the “Converted Amount”).  Upon receipt of each such notice, the Borrower shall instruct the Escrow Agent to cause the assignment and transfer to the Borrower of the number of Collateral shares equal to the Converted Amounted divided by the Conversion Price.  The Borrower shall use his best efforts to cause such transfer to be effected as soon as commercially practicable after receiving each conversion notice, but in no event later than 7 business days after receiving the conversion notice (the “Certificate Delivery Date”).  The Lender may revoke a conversion notice if, and only if, the Lender does not receive a share certificate representing the Converted Amount on or before the Certificate Delivery Date. Upon the Lender’s receipt of a share certificate representing the Converted Amount, the Converted Amount shall no longer be an outstanding Obligation and the Lender shall have no further right to repayment of such Converted Amount.  The Lender shall retain all right, title and interest in and to all proceeds from the sale of shares received upon conversion of the Converted Amount, regardless of whether such proceeds exceed the Converted Amount.

SECTION 7. EVENT OF DEFAULT AND REMEDIES

7.1   Event of Default.  An “Event of Default” shall exist if the Borrower (i) fails to pay the principal of the Note within five business days of the date when due, whether on the date fixed for payment or by acceleration or otherwise, or (ii) the failure by the Borrower to pay any interest on the Note within five business days of the date such interest becomes due, or (iii) the Lender’s failure to receive a conversion certificate by the Certificate Delivery Date as provided in Section 6 above.

7.2   Rights Upon an Event of Default.  Upon the occurrence of an Event of Default, the principal amount of the Note, together with any accrued and unpaid interest thereon, shall be immediately due and payable without notice or demand, presentment, or protest, all of which are hereby expressly waived.  From and after the occurrence of an Event of Default, the Lender may take, use, sell or otherwise encumber or dispose of the Collateral in accordance with the California Commercial Code and shall apply the proceeds of any sale of the Collateral in accordance with the California Commercial Code; provided, however, that the Lender shall be entitled to retain as its sole property 50% of any proceeds from the sale of the Collateral which exceed the sum of the outstanding Obligation at the time of the Event of Default plus broker commissions charged in the sale of the Collateral.  The Lender shall deliver a sale confirmation statement from the Lender’s broker each time a sale of Collateral is made pursuant to this section after an Event of Default.

SECTION 8. RE-DELIVERY OF COLLATERAL AND/OR PAYMENT BY BORROWER

In the event of the Borrower’s full repayment of the Obligation, and provided that the Borrower is not or was not otherwise in Default under this Agreement (in which event, the Lender shall be entitled to exercise its rights as otherwise set forth in this Agreement), the Lender shall return all the Collateral to the Borrower within five (5) business days after such full repayment.  Any return or delivery of the Collateral, or a portion thereof, to the Borrower shall be at the address specified herein for the giving of notices or to such other person and address as the Borrower specifies in writing to the Lender.  Any payment by the Borrower to the Lender shall be at the address specified herein for the giving of notices or to such other person and address as the Lender specifies in writing to the Borrower.

SECTION 9. MISCELLANEOUS

9.1   Notices.  All notices, requests or other communications to either party by the other shall be in writing and shall be deemed duly given on the earlier of the date the same is delivered in person or when deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, to the names and addresses listed on the front page of this Agreement. Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given.

9.2   Provisions Severable.  If any of the provisions of this Agreement shall be or become illegal or unenforceable in whole or in part, for any reason, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

9.3   Further Assurances. The Borrower and the Lender each hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by the other or the Escrow Agent in order to carry out fully the intent and accomplish the purposes of this Agreement and the transactions referred to herein.  Each of the Borrower and the Lender agrees to take any action which the other may reasonably request in order to obtain and enjoy the full rights and benefits granted to each other by this Agreement, and each other agreement, instrument and document delivered in connection herewith.

9.4   Survival of Agreements.  Except as herein provided, all agreements, representations and warranties made herein and in any certificate delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Note, and shall continue in full force and effect until the Obligation has been paid in full.

9.5   Entire Agreement.  This Agreement and other Loan Documents contain the entire agreement between the parties hereto and may be amended, changed or terminated only by an instrument in writing signed by the parties hereto.

9.6   Gender and Number.  Words used herein, regardless of the number of gender specifically used, shall be deemed and construed to include any other number, singular or plural and any other gender, masculine, feminine or neuter, as the context requires.

9.7   Headings.  The headings used in this agreement are solely for the convenience of reference, and are not part of this agreement, and are not to be considered in construing or interpreting this agreement.

9.8   Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9.9   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns except that the rights and obligations of the Borrower hereunder may not be assigned or transferred in any respect. The provisions of this Agreement are intended to be for the benefit of any holder, from time to time, of the Note and shall be enforceable by any such holder, whether or not an expressed assignment to such holder of rights under this Agreement has been made by the Lender or its successors or assigns.

9.10   Confidentiality.  This Agreement and other Loan Documents are to be kept confidential and are not to be reproduced in any manner whatsoever for Persons other than the parties hereto, except as may be required pursuant to applicable federal securities laws. Each Party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality. Each party agrees to maintain the confidentiality of any trade secrets, techniques, and contracts and contacts of the other party. Each party agrees not to engage in unauthorized communications (i.e. telephone calls, written inquiries, etc.) with the other party’s banks, insurers.

9.11   Consent to Jurisdiction; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to choice of law provisions.  The Borrower hereby consents to the exclusive jurisdiction of the courts sitting in the City of Los Angeles, California, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts, for the purpose of any suit, action or other proceeding by any party to this Agreement, arising out of or related in any way to this Agreement.

IN WITNESS WHEREOF, the parties hereto cause this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	LENDER:

/s/ Gary Guseinov	/s/ Thomas R. Kennedy
Gary Guseinov	Thomas R. Kennedy

***This information has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT A
NON-RECOURSE PROMISSORY NOTE

This 6th day of February, 2009

FOR VALUE RECEIVED, the undersigned, Gary Guseinov, an individual (the “Borrower”), hereby promises to pay Thomas R. Kennedy (the “Lender”) in accordance with the terms and conditions of the Loan Agreement attached hereto dated February 6, 2009 (the “Loan Agreement”), the principal amount of the Loan and interest on the unpaid principal amount of the Loan from the date thereof at the rate per annum and for the period set forth in and established by the Loan Agreement.  Capitalized terms that are not defined herein have the respective meanings ascribed to them in the Loan Agreement.

All indebtedness outstanding under this Note beyond the Maturity Date, whether by acceleration or otherwise, shall be subject to incur interest, computed in the same manner as interest on this Note prior to Maturity and all such interest shall be payable as provided in this Agreement.

The Borrower has pledged to the Lender 450,000 shares of common stock of CyberDefender Corporation (the “Collateral”) pursuant to the Loan Agreement. The security interest shall assign any and all proceeds and products of the Collateral and assign all dividends and distributions on the Collateral in favor of the Lender, up to the amount of the Obligation.

Anything herein to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to a limitation that interest payments shall not be required of the Borrower to the extent that the Lender’s charging thereof would violate the law or laws applicable to the Lender which limit rates of interest. If the interest on the indebtedness evidenced hereby would otherwise exceed the highest lawful rate, only such highest lawful rate will be assessed the Borrower. Any amount of interest charged the Borrower by the Lender in excess of such highest lawful rate will be assessed the Borrower. Any amount of interest charged the Borrower by the Lender in excess of such highest lawful rate shall be deemed paid and accepted as a reduction of the principal balance of the Loan.

Payment of both principal and interest on this Note shall be made at the office of the Lender or such other place as the Lender shall designate to the Borrower in writing, in lawful money of the United States of America in immediately available funds when due and payable as set forth in this Agreement.

This Note is hereby made part of the Loan Agreement as referenced and is secured in the manner provided therein and is subject to the terms and conditions thereof and is entitled to the benefits thereof.

Upon the occurrence of any Event of Default, the principal amount and all carried interest on this Note shall be immediately due and payable in the manner and with the effect provided for in the Loan Agreement.

This Note is without any recourse whatsoever to the Borrower.  The Lender’s sole remedy upon the occurrence of an Event of Default shall be to foreclose on the Collateral as provided in the Loan Agreement.  The Borrower shall not be liable for any fees, expenses or reimbursements whatsoever in the event the Lender forecloses on the Collateral in accordance with the Loan Agreement.

This Note shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the choice of law provisions.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

BORROWER:	LENDER:

/s/ Gary Guseinov	/s/ Thomas R. Kennedy

Gary Guseinov, an individual	Thomas R. Kennedy, an individual

***This information has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Escrow Agreement”) is made on the 6th day of February, 2009 by and among Gary Guseinov, residing at ********** (the “Borrower”), Thomas R. Kennedy, residing at ********  (the “Lender”) and Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, New York 10004, (the “Escrow Agent”).

RECITALS

WHEREAS, the Borrower and the Lender are parties to a Convertible Loan Agreement (the “Loan Agreement”) dated the date hereof memorializing a loan in the amount of $250,000 made by the Lender to the Borrower (the “Loan”);

WHEREAS, pursuant to the Loan Agreement, the Borrower has pledged 450,000 shares of CyberDefender Corporation common stock, no par value per share (the “Collateral”), as security for repayment of the Loan;

WHEREAS, pursuant to the Loan Agreement, on the occurrence of a Default as defined in the Loan Agreement, the Collateral is to be transferred to the Lender to take, use, sell or otherwise encumber or dispose of in accordance with the Loan Agreement; and

WHEREAS, the Borrower and the Lender have requested the Escrow Agent to act in the capacity of escrow agent under this Escrow Agreement, and the Escrow Agent, subject to the terms and conditions hereof, has agreed so to do.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF ESCROW AGREEMENT

1.  Deposit of Collateral.  The Borrower shall deliver the Collateral, registered in the name of the Escrow Agent, to the Escrow Agent to be deposited, held and disbursed strictly in accordance with the terms of this Escrow Agreement.  The Escrow Agent hereby agrees to accept the Collateral upon and subject to the terms and conditions hereof.

2.  Escrow Account.

(a) The Collateral shall be held in an account (the “Escrow Account”) with the Escrow Agent.  If cash dividends or other cash distributions are paid with respect to the Collateral, such cash dividends or other distributions shall be held in the Escrow Account.  It is expressly agreed and understood by the parties hereto that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement. The dividends and other cash distributions received in respect of the Collateral are collectively referred to herein as the “Escrow Funds” and shall become part of the Escrow Account. Any stock dividends, stock split shares or other securities received in respect of, or in exchange for, the Collateral shall be deemed to also be “Collateral” and a part of the Escrow Account.

(b) The Escrow Account shall be in the name of Continental Stock Transfer & Trust Company as Escrow Agent for Gary Guseinov, the Borrower.

(c) The Escrow Account shall be under the sole control of the Escrow Agent (subject to the terms of this Escrow Agreement), and designated signers of the Escrow Agent shall have the sole and exclusive authority to transfer the Collateral, draw checks or make withdrawals on the Escrow Account.

(d) The Lender shall not have any responsibility or liability for the security of the Collateral or Escrow Funds in the Escrow Account or for calculating, reporting, or paying any interest on the Escrow Account. Moreover, the Lender acknowledges that no interest will be paid on the Escrow Funds and that the Escrow Agent shall not have any responsibility or liability for the value, valuation or fluctuation of the value of the collateral deposited by the Escrow Agent in the Escrow Account.

 (f) Until the Collateral is distributed under this Escrow Agreement, the Borrower shall be entitled to exercise all voting and consensual powers and rights pertaining the Collateral, or any part thereof in accordance with the terms of the Loan Agreement.

(g) The Collateral shall be appropriately adjusted so as to take into account stock splits, stock dividends, reverse stock splits and other similar changes affecting the Collateral

3.  Disbursement of Collateral and Escrow Funds.  The Escrow Agent is hereby authorized to transfer the Collateral and to release and deliver the Escrow Funds, only as follows:

 (a) If an Event of Default, as defined in the Loan Agreement, occurs and the Lender exercises his rights under the Loan Agreement, the Lender will submit simultaneously to the Borrower and the Escrow Agent an affidavit. The affidavit will be executed by the Lender setting forth: (i) the amount of Collateral and/or Escrow Funds to be transferred to the Lender and (ii) the specific provision under the Loan Agreement that entitles the Lender to receive such amount of Collateral from the Escrow Account. The Escrow Agent shall transfer the Collateral and disburse the Escrow Funds from the Escrow Account as directed by the Lender as soon as reasonably practicable after receipt of the affidavit by the Escrow Agent.

(b)           Within 5 business days of receipt of full repayment of the Loan, and provided that the Borrower is not or was not otherwise in Default under the Loan Agreement, the Lender shall instruct the Escrow Agent in writing to transfer the Collateral and to disburse the Escrow Funds to the Borrower.

(c)               In accordance with Section 6 of the Loan Agreement, upon receipt of a notice from the Borrower, which notice will advise the Escrow Agent that the Lender has converted a portion of the Loan into shares of common stock and will instruct the Escrow Agent as to the number of shares of common stock making up the Collateral to be assigned and transferred to the Lender.

(d) Whenever this Section 3 requires disbursement, the Escrow Agent shall transfer the Collateral and/or disburse the Escrow Funds to the party at the address provided herein.

4.  Exculpation Provisions for Escrow Agent.

(a) It is agreed that (i) the Escrow Agent shall in no case or event be liable for any direct,  indirect, or consequential damage caused by the exercise of the Escrow Agent’s discretion in any particular manner, or for any other reason, except gross negligence or a willful breach with reference to its duties hereunder; (ii) the Escrow Agent shall not be liable or responsible for the sufficiency or correctness as to form, manner of execution, or validity of any instrument tendered to the Escrow Agent hereunder, nor as to identity, authority, or rights of any person executing the same; and (iii) the Escrow Agent shall not be liable or responsible for the Escrow Agent’s failure to ascertain the terms or conditions, or to comply with any of the provisions of any agreement, contract or other documents other than its instructions contained herein as amended from time to time in accordance with the terms hereof.

(b) The Borrower and the Lender hereby jointly and severally covenant and agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys’ fees) it may sustain by reason of its service as escrow agent hereunder, except if such loss, costs, damages or expenses (including attorneys’ fees) are incurred by reason of a willful breach of the Escrow Agent’s obligations hereunder or gross negligence on its part, and any such indemnification from the indemnifying parties shall be charged to and set-off and paid from the Escrow Fund.

(c) In the event of any disagreement between the parties to this Escrow Agreement resulting in adverse claims or demands being made in connection with the Collateral or the Escrow Funds, or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any requests, claims or demands relating to this Escrow Agreement, so long as such disagreements continue or such doubt exists, and in any such event, the Escrow Agent shall be entitled to continue to refrain from acting without liability until (i) the rights to the Collateral or the Escrow Funds shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by written agreement among all of the persons making requests, claims or demands with respect to the Collateral or the Escrow Funds, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. In connection with any such disagreement as aforesaid, the Escrow Agent shall have the right to institute a bill of interpleader, and any costs so incurred by the Escrow Agent may be payable out of the Collateral or the Escrow Funds. The rights of Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise and shall survive the termination of this Escrow Agreement.

5.  Replacement of Escrow Agent.

(a) At any time during the term of this Escrow Agreement, the Escrow Agent may resign and be discharged of the obligations created by this Escrow Agreement by executing and delivering to the Borrower and the Lender, at least forty-five (45) days’ advance written notice of its resignation as Escrow Agent and specifying the date when such resignation is to take effect. Any resignation of the Escrow Agent shall not become effective until the earlier to occur of (a) acceptance of appointment by the successor Escrow Agent or (b) 90 days after the Escrow Agent’s notice of resignation.

(b) The Escrow Agent may be removed at any time by the joint action of the Borrower and the Lender in a written notice executed by the parties, whereupon a successor Escrow Agent shall be appointed pursuant to subparagraph (d) below.

(c) If the Escrow Agent shall otherwise be removed, or be dissolved, or if its property or affairs shall be taken under the control of any state or federal court or administrative body or agency because of insolvency or bankruptcy or for any other reason, a vacancy shall forthwith exist in the office of the Escrow Agent, and a successor shall be appointed pursuant to subparagraph (d) below.

(d) In the event of the removal or resignation of the Escrow Agent pursuant to subparagraphs (a), (b) or (c) above, the Borrower and the Lender shall endeavor in good faith to agree upon a successor Escrow Agent to be appointed by written instrument, one copy of which instrument shall be delivered to the predecessor Escrow Agent, the successor Escrow Agent, the Borrower and the Lender.

(e) Upon the acceptance of appointment by the successor Escrow Agent, except as provided in paragraph 4, the predecessor Escrow Agent shall be compensated by the Borrower for any remaining reasonable out-of-pocket expenses for which it has not been previously reimbursed, but shall not thereafter be entitled to any further reimbursement or compensation for its former duties as Escrow Agent hereunder.

(f) Any successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to the Borrower and the Lender an instrument accepting such appointment hereunder, and thereupon such successor Escrow Agent, without any further act shall become duly vested with all of the property, rights, powers, trusts, duties and obligations of its predecessor hereunder, with the same effect as if originally named Escrow Agent.

6.  Miscellaneous.

(a) The Escrow Account will continue until the Escrow Agent receives an instruction to transfer the Collateral and/or disburse the Escrow Funds in accordance with Section 3(a) or 3(b) above.  If the Escrow Agent does not receive an instruction in accordance with Section 3(a) or 3(b) above by March 11, 2010 and no other arrangement has been made with the Escrow Agent by the Lender and the Borrower, the Escrow Agent shall have the right to institute a bill of interpleader, and any costs so incurred by the Escrow Agent may be payable out of the Collateral or the Escrow Funds.  For its services hereunder the Escrow Agent shall be paid a one-time set-up fee of $1,000 and a one-time administration fee of $3,600 covering the first six months of the term of this Agreement, which shall be paid upon execution of this Agreement.  After the initial six months of the term of this Agreement, Borrower shall pay the Escrow Agent a monthly fee of $500 until the Collateral and any Escrow Funds are released in accordance with this Agreement. However, if the parties shall become engaged in a dispute under paragraph 4(c), the Escrow Agent shall be entitled to an additional fee of $3,000 exclusive of allowable expenses as set forth above.  All charges, fees and expenses of the Escrow Agent incurred in connection with this Escrow Agreement shall be paid by the Borrower upon signing of this Escrow Agreement. The Borrower agrees to pay the Escrow Agent for its services hereunder and to pay all expenses incurred by the Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys’ fees, brokerage costs and related expenses incurred by the Escrow Agent.

(b) Release of the Escrow Funds pursuant to this Escrow Agreement shall not in any way constitute a cure or waiver of any breach of representation, warranty or covenant under the Loan Agreement or prejudice either the Borrower or the Lender in the exercise of any of their respective rights under the Loan Agreement or applicable law. The Borrower and the Lender further acknowledge and agree that the rights and remedies of the parties under this Escrow Agreement are in addition to, and not in derogation of, the rights and remedies arising under the Loan Agreement.

(c) Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing sent by nationally recognized overnight courier such as Federal Express to the address set forth in the preamble of this Agreement.

(d) This Escrow Agreement shall be governed by the laws of the State of New York.

(e) The provisions of this Escrow Agreement may be amended only by a written agreement signed by or on behalf of the Borrower, the Lender and the Escrow Agent.

(f) All obligations of the parties to this Escrow Agreement are performable in the City and County of New York, State of New York. Venue of any litigation arising out of this Escrow Agreement shall be brought in a court of competent jurisdiction in the District Court, City and County of New York, New York or, if subject matter and personal jurisdiction exists, in the United States District Court for the Southern District of New York.

(g) This Escrow Agreement may be executed by the parties hereto in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.

(h) This Escrow Agreement evidences the entire agreement between the undersigned relating to the manner of holding and the disbursement of the Collateral and the Escrow Funds and supersedes all prior agreements, understandings, negotiations and discussions, oral or written, of the parties relating to such subject matter.

(i) The terms of this Escrow Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Lender and the Escrow Agent and their respective successors and assigns, including any debtor in possession or bankruptcy trustee acting for any of said parties.

(j) Time is of the essence of this Escrow Agreement and all time periods hereunder.

(k) Upon final disbursement of the Collateral and the Escrow Funds in accordance with the terms hereof, this Escrow Agreement shall terminate and no parties hereunder shall have any further rights or obligations hereunder; provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 4(b) and 6(a) hereof shall survive the termination hereof until such amounts have been paid.

(l) This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the full and complete Escrow Agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(m) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the party giving the instruction, and the Escrow Agent may rely upon the confirmations of anyone purporting to be such person.

(n)  The Escrow Agent shall have no responsibility or liability to imply obligations, perform duties, inquire or otherwise be subject to the provisions of any agreement or document other than this agreement and that which is expressly set forth herein.

7.  Representations and Warranties.  The Borrower and the Lender hereby jointly and severally represent and warrant to the Escrow Agent that:

(a)	No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Collateral or any part thereof.

(b)
 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Collateral or any part thereof.

(c)	All of the information contained herein is, as of the date hereof, and will be, at the time of any disbursement of the Collateral, true and correct.

(d)
Reasonable controls have been established and required due diligence performed to comply with “Know Your Customer” regulations, USA Patriot Act, Office of the Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Borrower, the Lender and the Escrow Agent have executed this Escrow Agreement to be effective as of the 6th day of February 2009.

BORROWER:

Gary Guseinov

LENDER:

Thomas R. Kennedy

ESCROW AGENT:

Continental Stock transfer & Trust Company

By: _____________________________________
Steven G. Nelson, President and Chairman